UNRUH URGES VOTE AGAINST STOCKHOLDER "SPIN-OFF"  PROPOSAL

The following is a letter from Chairman and CEO James Unruh to Unisys employees who are stockholders in the company, as well as to all other employees.

As I believe we all know, our success as a company and individually is directly related to how well we serve and nurture our customers. Everything starts with the customer. Satisfied and loyal customers are the lifeblood of our business and the reference base upon which we get new customers, upon which we grow the business and upon which additional opportunities develop for each of us.

In our business, an important buyer value for our customers is confidence in and stability of their strategic supplier. Thus, it is paramount that we complete all the hard work we have put in to create our three businesses/one company structure and continue to effectively serve our customers with integrated solutions.

We have an issue in front of us that potentially could be very disruptive to our efforts and create uncertainty with our customers -- exactly what our competitors would love.

That issue is the stockholder proposal to spin-off our three businesses into three publicly traded companies. After careful analysis, the Unisys Board of Directors concluded that separation of the three units would
jeopardize the business of all three units. Others agree.   A BT
Securities analyst said, "It is difficult to imagine how any of these units as currently configured would operate without benefit of the other two."

The issues of severe financial and business risks inherent in the proposal are presented in detail in the proxy statement, and are being explained directly to key shareholder groups as they consider their proxy vote.

As our employee stockholders consider their vote, I think they, more than any other group, can understand the uncertainty a significant vote for the spin-off could create among customers as we proceed to restructure our company.

The consensus of financial analysts is that the success of Unisys depends on strong implementation of the new three businesses/one company structure. Customers expect that is what we are about. And that is what a Dean Witter Reynolds analyst meant when he told The Wall Street Journal in discussing the proposal that, "My bet would be that investors are going to understand they have to leave this company alone right now."

You are doing a remarkable job in addressing implementation issues under very trying circumstances. It is not easy. But we can return the company to profitability by following the path we are on, with benefits for all.

As we go forward, we do not need the uncertainty in our customer base that a favorable response to the stockholder proposal could bring. I urge our employee stockholders, who hold about 10% of all common shares, to vote "against" the spin-off proposal. If stockholders need a proxy card to cast their votes, please call The Office of the Corporate Secretary at Net 423-4042 or (215) 986-4042.

Again, I want to thank all employees for their extraordinary efforts. I am convinced we will succeed in creating a strong foundation in 1996 that will take us into the next century as a premier "information management" company.